FIDELITY INVESTMENT TRUST
(the "Trust")

SPECIAL MEETING OF SHAREHOLDERS
December 15, 1999

 Pursuant to notice duly given, a Special Meeting of Shareholders of FIDELITY INVESTMENT TRUST
Fidelity Latin America Fund
Fidelity Hong Kong and China Fund
Fidelity Nordic Fund
(the "Funds")

was held on December 15, 1999 at 10:00 a.m. at the principal office of the Trust, 82 Devonshire Street, Boston, Massachusetts.

 Mr. Rich Silver acted as Chairman in the absence of Mr. Edward C. Johnson 3d and Ms. Meg DiDonna, Senior Legal Counsel, acting as Secretary Pro Tempore, recorded the minutes. Mr. Phyllis Davis, an Independent Trustee of the Trust, and Mr. Eric Roiter, General Counsel of FMR, were appointed to act as proxy agents for all shareholders who had properly returned their proxy cards.

 Mr. Silver noted that the Trust has shareholder voting rights based on the proportionate value of a shareholder's investment.
Accordingly, each shareholder is entitled to one vote for each dollar of net asset value held on the record date for the meeting.

 Ms. DiDonna reported that proxies representing at least 50.001% of each Fund had been received. Mr. Silver announced that a quorum was present and called the meeting of the shareholders of the Funds to order.

 Mr. Silver stated that the Secretary had presented him with the following documents relating to the meeting:

 Notice of Meeting dated October 18, 1999
 Proxy Statement dated October 18, 1999
 Form of Proxy
Affidavit attesting to the mailing of these documents to the record shareholders entitled to vote at this meeting

 He indicated that a list of shareholders entitled to vote at this meeting would be made available for viewing upon request.

 Mr. Silver recommended that the reading of the Notice of Meeting be waived. There was no objection to the recommendation.

 Mr. Silver stated that the first and only item of business as stated in the Notice of Meeting and described in the Proxy Statement was to amend each Fund's fundamental investment limitation concerning industry concentration to permit each Fund to invest up to 35% of its total assets in certain industries.

 Ms. DiDonna reported that the proposal to amend each Fund's fundamental investment limitation concerning industry concentration, as set forth in the Proxy Statement, received 112,119,957.88 affirmative votes of Fidelity Latin America Fund, or 79.946% of the votes cast at the meeting; 64,799,241.34 affirmative votes of Fidelity Hong Kong and China Fund, or 85.562% of the votes cast at the meeting and 45,509,799.42 affirmative votes of Fidelity Nordic Fund, or 84.498% of the votes cast at the meeting. Whereupon, it was

VOTED: That each Fund's fundamental investment limitation concerning industry concentration be, and it hereby is, amended as set forth in the Proxy Statement dated October 18, 1999.

 There being no further business to come before the meeting, upon motion duly made and seconded, it was

VOTED: To Adjourn.

ADJOURNED.

A TRUE RECORD.

 ATTEST:
   Meg DiDonna
   Secretary Pro Tempore